NEWS RELEASE

Contact: John Granato CFO	Date:	May 7, 2012

Phone: 419-891-6309

E-mail: john—granato@andersonsinc.com

THE ANDERSONS, INC. REPORTS RECORD FIRST QUARTER RESULTS
First Quarter Earnings of $0.98 per Diluted Share
Grain, Rail and Plant Nutrient Lead Earning Results

MAUMEE, OHIO, MAY 7, 2012 The Andersons, Inc. (Nasdaq: ANDE), today announced record first quarter net income attributable to the company of $18.4 million, or $0.98 per diluted share, on revenues of $1.1 billion. In the same three month period of 2011, the company reported results of $17.3 million, or $0.93 per diluted share, on $1.0 billion of revenues.

The Grain Group reported record first quarter operating income of $19.4 million in 2012, and $15.1 million for the same period of the prior year. The group benefited from strong space income and very good first quarter earnings from the investment in Lansing Trade Group. First quarter revenues for the group were $700 million and $638 million for 2012 and 2011, respectively. Revenues increased due to a slight increase in both the average grain price and bushels sold.

The Ethanol Group had operating income of $0.1 million in the first quarter. This compares to $3.6 million earned during the same period of 2011. The decreased income is the result of a decline in the company’s earnings from its ethanol investment affiliates, whose income was negatively impacted by lower ethanol margins resulting from increased industry production and lower demand led by declining exports. There was, however, increased income from corn oil, E-85, and CO2. Total revenues for the quarter were $151 million. In comparison, the group’s revenues for the same period last year were $133 million. The revenue increase is primarily due to an increase in the average price per gallon.

The Plant Nutrient Group achieved operating income of $5.8 million during the first quarter. In the same three month period of 2011, the group reported $5.1 million of operating income. This improved performance was due entirely to an increase in volume. Margin was down slightly from the prior year due to lower price appreciation. The volume increase is primarily the result of good application weather in March and pent up demand from the fourth quarter of 2011. Revenues for the first quarter of 2012 and 2011 were $175 million and $124 million, respectively. Revenues grew due to an increase in both the average selling price and volume.

The Rail Group had record first quarter operating income of $8.0 million on revenues of $36 million. In the same three month period of 2011, the group earned $3.5 million and revenues were $29 million. The group’s revenue and income benefitted from higher utilization and lease rates. The group recognized $6.3 million in gains on sales of railcars and related leases, whereas last year during the same quarter $4.8 million was recorded. The average utilization rate for the quarter was 85.7 percent in comparison to 82.4 percent for the same period last year. Income from the railcar repair business has also increased considerably.

The Turf & Specialty Group reported operating income of $2.2 million on $45 million of revenues during the first quarter. Last year, the group reported $3.3 million of income on $47 million of revenues for the period.

The Retail Group had an operating loss of $2.7 million during the first quarter of both 2012 and 2011. Revenues for both years were also comparable at $30 million and $31 million for 2012 and 2011, respectively.

“Our agricultural businesses continue to perform well. Although we will not see the same wheat basis gains we did last year, we are pleased with the year-to-date corn planting progress, on what is expected to be an approximate 96 million acre crop. It is also gratifying to report record earnings in our Rail Group, which struggled for a few years during the economic downturn,” CEO Mike Anderson stated. “Quality growth investments continue to be a priority for us. In January, we added New Eezy Gro, to our Plant Nutrient Group; an Ohio based specialty agricultural and industrial company with two locations. Last week, our new ethanol investment affiliate, The Andersons Denison Ethanol LLC, acquired an existing ethanol plant in Denison, Iowa from Amaizing Energy Company. We will operate the plant and handle all marketing and origination services as we do for the other three ethanol LLCs in which we have an investment,” added Mr. Anderson.

“In spite of the above we believe the second quarter will be challenging, primarily due to the expectation of a significant drop in wheat space income in the Grain Group. Lower margins are also expected during the second quarter in both our Ethanol and Plant Nutrient groups. We do believe, however, that these factors will be partially offset by significantly increased performance in Rail. Overall, we expect 2012 to be our second best year ever,” concluded Mr. Anderson.

The company will host a webcast on Tuesday, May 8, 2012 at 11:00 A.M. ET, to discuss its performance. This can be accessed under the heading “Investor” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations across the United States, in Puerto Rico, and has rail equipment leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Consolidated Statements of Income
(Unaudited)
	Three Months ended
	March 31,
(in thousands, except per share data)	2012	2011

Sales and merchandising revenues	$1,137,133	$1,001,674
Cost of sales and merchandising revenues	1,051,263	922,989

Gross profit	85,870	78,685

Operating, administrative and general expenses	60,100	53,707
Interest expense	5,330	7,336
Other income:
Equity in earnings of affiliates	4,283	7,246
Other income, net	3,246	2,306

Income before income taxes	27,969	27,194
Income tax provision	10,241	9,806

Net income	17,728	17,388
Net income (loss) attributable to the noncontrolling interest	(679)	122

Net income attributable to The Andersons, Inc.	$18,407	$17,266

Per common share:
Basic earnings attributable to The Andersons, Inc. common shareholders	$0.99	$0.93

Diluted earnings attributable to The Andersons, Inc. common shareholders	$0.98	$0.93

Dividends paid	$0.1500	$0.1100

The Andersons, Inc.
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,	March 31,
(in thousands)	2012	2011	2011

Assets
Current assets:
Cash and cash equivalents	$31,874	$20,390	$22,320
Restricted cash	18,785	18,651	12,353
Accounts receivable, net	204,400	167,640	220,665
Inventories	787,646	760,459	775,017
Commodity derivative assets — current	33,845	83,950	178,767
Other current assets	85,639	56,132	65,299

Total current assets	1,162,189	1,107,222	1,274,421

Investments and other assets	258,771	252,388	221,796
Commodity derivative assets — noncurrent	1,189	2,289	12,996
Railcar assets leased to others, net	215,023	197,137	169,189
Property, plant and equipment, net	187,584	175,087	150,262
Total assets	$1,824,756	$1,734,123	$1,828,664

Liabilities and equity
Current liabilities:
Borrowings under short-term line of credit	$365,000	$71,500	$460,000
Commodity derivative liabilities — current	34,113	15,874	67,869
Accrued expenses and other current liabilities	479,935	706,877	436,937

Total current liabilities	879,048	794,251	964,806

Other long-term liabilities	166,081	160,626	119,432
Commodity derivative liabilities — noncurrent	2,352	1,519	110
Long-term debt, less current maturities	220,417	238,885	263,218
Total equity	556,858	538,842	481,098
Total liabilities and equity	$1,824,756	$1,734,123	$1,828,664

Segment Data

			Plant		Turf &
	Grain	Ethanol	Nutrient	Rail	Specialty	Retail	Other	Total

Quarter ended March 31, 2012
Revenues from external customers	$699,861	$150,670	$175,360	$35,859	$45,127	$30,256	$-	$1,137,133

Gross Profit	32,601	2,773	21,318	12,565	7,999	8,614	—	85,870

Equity in earnings (loss) of affiliates	5,952	(1,671)	2	—	—	—	—	4,283

Other income, net	827	16	118	776	201	124	1,184	3,246

Income (loss) before income taxes	19,435	(558)	5,828	8,018	2,202	(2,749)	(4,207)	27,969

Loss attributable to the noncontrolling interest		(679)						(679)

Operating income (loss) (a)	19,435	121	5,828	8,018	2,202	(2,749)	(4,207)	28,648

Quarter ended March 31, 2011
Revenues from external customers	$637,967	$132,748	$123,649	$28,910	$47,270	$31,130	$—	$1,001,674

Gross Profit	31,292	4,465	18,084	7,117	8,776	8,951	—	78,685

Equity in earnings of affiliates	6,230	1,014	2	—	—	—	—	7,246

Other income, net	580	58	125	753	290	156	344	2,306

Income (loss) before income taxes	15,101	3,693	5,114	3,546	3,278	(2,664)	(874)	27,194

Income attributable to the noncontrolling interest		122						122

Operating income (loss) (a)	15,101	3,571	5,114	3,546	3,278	(2,664)	(874)	27,072

(a) Operating income (loss) for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income.